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                                                                    EXHIBIT 4.4


      [FORM OF 1998 STOCK OPTION PLAN RIGHTS TERMINATION LETTER AGREEMENT
            OF DIRECTORS TO CANCEL OPTIONS DATED FEBRUARY 4, 2000]


February 4, 2000

[Director]
GlobalSCAPE, Inc.

     Re:  GlobalSCAPE, Inc. 1998 Stock Option Plan (the "Stock Option Plan")

Dear [Director]:

     On April 30, 1999 you and GlobalSCAPE, Inc. ("GlobalSCAPE") signed a letter under which GlobalSCAPE granted you an option to purchase 1000 shares of GlobalSCAPE common stock for $0.10 (ten cents) per share with the Option vesting on January 1, 1999; and on July 1, 1999, you and GlobalSCAPE signed a letter under which GlobalSCAPE granted you an option to purchase 1000 shares of GlobalSCAPE common stock for $0.10 (ten cents) per share with the option vesting on May 13, 1999 (the April 30, 1999 grant and July 1, 1999 grant referred to collectively as the "Option").

     On January 18, 2000, the Board of Directors of GlobalSCAPE and American Telesource International, Inc. ("ATSI") approved a distribution and offering of shares of GlobalSCAPE common Stock (the "Financing Plan").

     To resolve various issues arising in connection with the Stock Option Plan and to facilitate the Financing Plan, the Board of Directors of GlobalSCAPE has resolved to cancel the Option as well as certain options issued to other directors and employees of GlobalSCAPE. We ask you to acknowledge that you agree that it is in the best interest of GlobalSCAPE, and therefore your best interest as an option holder, to cancel the Option, and that you will not make any claim against GlobalSCAPE or ATSI with respect to the cancellation of the Option.

     Please sign this letter where indicated below and return it to me to acknowledge your agreement.

                                        Sincerely,


                                        Secretary
                                        H. Douglas Saathoff

Agreed:

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       [Director]

       Date:
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